Exhibit 99.1

NEWS RELEASE

Pacira Announces Proposed Offering of $100 Million of Convertible Senior Notes

PARSIPPANY, N.J., DATE, 2013 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) (the “Company”) today announced that it proposes to offer $100 million of aggregate principal amount of its convertible senior notes due 2019, subject to market conditions and other factors. The notes are to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes will be the senior, unsecured obligations of the Company and will accrue interest payable semiannually in arrears. Upon conversion, holders will receive cash up to the principal amount of the notes and, with respect to any excess conversion value, cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s option. The interest rate, conversion rate, offering price and other terms will be determined at the time of pricing of the offering. Pacira also expects to grant to the initial purchasers a 30-day option to purchase up to an additional $10 million aggregate principal amount of the notes on the same terms and conditions, solely to cover sales in excess thereof, if any.

Pacira intends to use approximately $30.0 million of the net proceeds of the offering to repay all amounts outstanding under, and to terminate, its senior secured credit facility, and the remainder of the net proceeds from the offering (including from any exercise by the initial purchasers of their option to purchase additional notes) to fund the continued commercialization of EXPAREL® and the development of additional indications for EXPAREL and for general corporate purposes.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities. Any offers of the notes will be made only by means of a confidential offering memorandum. The notes and the shares of the Company’s common stock underlying these securities have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward Looking Statements

Certain of the statements made in this press release are forward looking for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, such as those, among others, relating to our expectations regarding the completion of the proposed notes offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, the anticipated use of the proceeds of the offering, and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed notes offering on the anticipated terms, or at all. Additional risks and uncertainties relating to Pacira and our business are discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our quarterly reports on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, (973) 254-3570

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

sjheins@purecommunicationsinc.com

Information found on the Company’s website is not incorporated by reference into this press release.